Exhibit 10.8

AMENDED & RESTATED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), executed as of 13 January 2025 and taking effect for all purposes as of 26 August 2024 (the “Effective Date”), between NScale Operations B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid (“Employer”) and Ron Huisman (“Employee”).

WHEREAS, the parties hereto entered into an employment agreement on 2 July 2024, as amended with effect from 26 August 2024 (the “Initial Effective Date”) whereby the Employer employed the Employee in the position of Chief Financial Officer of the Nscale Group, as more particularly set forth therein (the “Initial Agreement”).

WHEREAS, the parties now desire to enter into this Agreement to amend and restate the Initial Agreement on the terms and conditions set forth herein.

WHEREAS, the Employee declares that the Employee is not bound by a non-competition clause or another clause that restricts the Employee in their opportunities to work for the Employer.

WHEREAS, the Employee is also not aware of any other facts or circumstances which restrict the Employee in their possibilities to work for the Employer in the agreed position.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto mutually agree as follows:

(1)
Term and Termination.
(a)
The term of this Agreement shall commence on the Effective Date and is concluded for an indefinite period.
(b)
Both the Employee and the Employer have the right to terminate this Agreement as from the end of each calendar month. When doing so, the Employer will observe a notice period of 3 months. The Employee will observe a notice period of 3 months.

For the avoidance of doubt, any equity or other incentives or benefits that have not vested or been unconditionally conveyed to the Employee, shall be forfeited immediately upon termination of this Agreement. Any equity due to vest during any notice period for the termination of this Agreement shall be considered as vested.

(c)
The Employer may terminate this Agreement with immediate effect for Cause (as defined below) at any time.

For the purposes of this Agreement, “Cause” shall mean the Employee (i) knowingly and willfully engaged in material misconduct or breached his/her fiduciary duties to the Employer (if any) and failed to Timely Cure (defined below), (ii) violated any law (other than traffic violations and other similar minor offences), (iii) materially breached this Agreement (except for the provisions of Sections 10 to 14 inclusive), non-performance or non-observance by the Employee of any material terms of this Agreement, or materially failed to perform his/her duties under the Job Description and failed to Timely Cure, (iv) engaged in material personal dishonesty including

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any act of fraud, embezzlement or theft with respect to the Employer or any of its customers, vendors or other business relationships, (v) substance abuse or illegal drug use by the Employee that materially interferes with his/her performance of the his/her duties as determined by the Employer in good faith after giving the Employee a full and fair opportunity to contest such allegations; or (v) breaches the provisions of Sections 10, 11, 12, 13 or 14.

For the purposes of this Agreement, “Timely Cure” shall mean that the Employee cures a breach or other violation of this Agreement to the reasonable satisfaction of the Employer, within thirty (30) days after written notice is provided by the Employer describing such breach or other violation.

(2)
Function, Location and Working Hours.
(a)
The Employee is appointed to act in the position specified in Item 1 of Exhibit A attached hereto (the “Position”). A description of the responsibilities of the Employee’s Position is specified in Item 2 of Exhibit A (“Job description”).
(b)
The Employee’s place of employment is specified in Item 3 of Exhibit A (“Place of Work”). The Employee may be expected to travel to and work from other locations from time to time in the course of his/her Employment, at the Employer’s reasonable request.
(c)
The Employee shall be expected to work on a full-time basis (approximately 40 hours per week from Monday to Friday) and shall make him/herself reasonably available to the Employer in the performance of the Position. The Employee may be expected to work reasonable overtime and/or make him/herself available to the Employer outside of regular working hours, at the Employer’s reasonable request.
(3)
Standard of Conduct. During his/her employment, the Employee covenants and agrees that the Employee (i) is reasonably trained, skilled and qualified for the appointment to the Position and to fulfil the requirements of the Job Description, and (ii) will, at all times, perform the Position and the Job Description in a professional manner with reasonable care and diligence, and in compliance with all applicable laws.
(4)
Collective Labour Agreement (CLA). No collective labour agreement applies.
(5)
Salary, Holiday Allowance and Equity plan.
(a)
The Employee shall be paid the salary amount specified in Item 4 of Exhibit A (“Salary"). The Salary shall be paid in periodic instalments. The Employee acknowledges and agrees that the Employer will pay the Salary in full and final compensation for all work undertaken by the Employee in the course of his/her employment and includes compensation for reasonable overtime and work outside regular working hours (as the case may be). The Salary shall be set off against any minimum entitlements owed to the Employee in respect of any overtime, leave loading or other statutory entitlements the Employee may but for this Agreement seek to enforce against the Employer.
(b)
The Employee is entitled to the statutory holiday allowance over the part of the Salary that does not exceed an amount of three times the minimum wage. The holiday allowance is paid in May.

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(c)
Subject to the final approval of the Board of Directors of the Employer (“Board”), the Employee may be eligible to:
(i)
participate in the Employee Equity Plan (as implemented, amended and replaced by the Employer or one of its affiliates from time to time) (“ESOP”). The Employee’s ESOP offer shall include the terms specified in Item 5 of Exhibit A. Otherwise, the terms and conditions of the Employee’s ESOP offer will be set forth and agreed upon in a separate agreement; and
(ii)
receive an annual bonus, as prescribed in Item 6 of Exhibit A.
(6)
Holidays.
(a)
The Employee is entitled to 25 days’ annual leave holidays (in addition to any public holidays in the Place of Work) per calendar year. The Employee must seek the Employer’s prior approval of all holidays reasonably in advance. The Employer may determine in its discretion whether to approve any proposed holidays after consultation with the Employee.
(b)
Upon the commencement and/or termination of this Agreement during the calendar year, the holiday entitlement is calculated on a pro rata basis.
(c)
Statutory holidays will lapse 6 months after the end of the calendar year in which the entitlement is accrued.
(d)
The Employee is also entitled to certain forms of paid leave. An overview of the different forms of paid leave and the methods of calculation is contained in the Work and Care Act (Dutch: “Wet arbeid en zorg”). This can be accessed via the central government website (Dutch: “Rijksoverheid”) or a summary of such leave allowances can be provided to you by the Employer upon request.
(7)
Expenses, travel costs and home working allowance.
(a)
The Employer will reimburse the Employee for reasonable costs and expenses incurred by the Employee in the course of his/her Employment, provided such costs and expenses are approved in advance by the Employer or otherwise consistent with customarily reimbursable expenses of other executives of the Employer. Expenses must be declared before the end of the month following the month in which they were incurred. The declaration is made by submitting the original proof of payment and stating the cause of the expenses.
(b)
The Employee receives a monthly travel allowance of €1200 to be paid periodically at the same time as the Salary..
(c)
The Employee will be entitled to participate in any private medical insurance scheme established and maintained by the Employer (if any), subject to each of (i) the terms of the scheme and (ii) the rules or insurance policy of the relevant insurance provider (both as a amended from time to time). Notwithstanding the foregoing, if at any time during your employment with the Employer, the Employer does not maintain a private medical insurance scheme, you may procure private medical insurance coverage, and the Employer shall promptly reimburse you for the applicable monthly premiums for such insurance upon presentation of relevant documentation (in accordance with the Employee’s usual reimbursement policy) not to exceed the lesser of (i) 5% of the Base Salary and (ii) € 23,500 per year.

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(8)
Incapacity for work due to illness. If Employee is fully or partially incapacitated for work through illness or an accident, he will inform the Employer on the first working day by email. In case of the Employee’s illness, the Employer shall act in accordance with the minimum requirements stated in Article 7:629 of the Dutch Civil Code.
(9)
Company Property.
(a)
If the Employer makes any property of the Employer (“Company Property”), such as a laptop, a mobile telephone, a car, or digital or other documents available to the Employee, the Employee shall treat such Company Property with due care and reasonably protect it against any damage or loss. Any loss or damage to Company Property as a result of a breach of this duty of care will be at the Employee's expense and will be set off against the Salary.
(b)
All Company Property that the Employee receives from or on behalf of the Employer during this Agreement are and shall remain the Employer’s property.
(c)
At the end of this Agreement, or in the case of the Employee’s suspension or inactivity in the Position, the Employee is obliged to return all Company Property to the Employer in good condition upon first request. The same applies if the Employee is unfit for work for a period longer than 1 month.
(10)
Confidentiality. During the Agreement, the Employee may develop or acquire knowledge of confidential information relating to the Employer, its business, potential business or that of its clients or prospective clients (hereafter “Confidential Company Information”). Confidential Company Information includes all trade secrets, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labelled confidential, proprietary or the like, specifically including, but not limited to, information regarding actual or prospective client and investor lists, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, client, and supplier lists and information, product development and project procedures. Confidential Company Information does not include (a) general skills, experience, or information that is generally available to the public, other than information that has become generally available as a result of Employee’s direct or indirect act or omission, or (b) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organisation having authority pursuant to law; provided, however, that Employee shall have first given prompt written notice to the Employer to afford it a reasonable opportunity to obtain a protective order requiring that the Confidential Company Information not be disclosed and, in the event such protective order is not obtained, Employee shall disclose only that portion of the Confidential Company Information that Employer is legally obligated to disclose. With respect to Confidential Company Information:
(a)
Employee will use Confidential Company Information only in the performance of the Position for the Company. Employee will not use Confidential Company Information at any time for his own personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Employer or its clients;

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(b)
Employee will not disclose Confidential Company Information at any time (during or after Employee’s engagement by the Employer) except to authorised personnel, unless the Employer consents in advance in writing or unless the Confidential Company Information indisputably becomes of public knowledge or enters the public domain (other than through Employee’s direct or indirect act or omission);
(c)
Employee will safeguard the Confidential Company Information by all reasonable steps and abide by all policies and procedures of the Employer in effect from time to time regarding storage, copying, destruction, and handling of documents;
(d)
Employee acknowledges that the Employer may be required to sign non-disclosure or confidentiality agreements with clients, prospective clients, and other third parties in which the Employer agrees that its employees and agents will not disclose Confidential Company Information of such clients, prospective clients, or other third parties. By executing this Agreement, Employee acknowledges and agrees that the Employer may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Employee will execute and abide by all confidentiality agreements reasonably requested by the Employer’s clients, prospective clients, and other third parties; and
(e)
Employee will return all materials containing and/or relating to Confidential Company Information, together with all other property of the Employer and its clients to the Employer when Employee’s Agreement with the Employer terminates or otherwise on demand and, at that time Employee will certify to the Employer, in writing, that Employee has complied with this Agreement. Employee will not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Employer and its clients.
(f)
Employee acknowledges that it will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if it (a) makes such disclosure in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
(11)
Intellectual Property Rights. To the fullest extent permissible under applicable law, all material, documentation, deliverables, and other tangible expressions of information including but not limited to, software programs and software documentation, designs, technical data, formulae, and processes, whether in final production or draft, which result from any work performed by Employee, providing the Services under this Agreement, or any extension or renewal thereof, shall be deemed to belong to the Employer, and all rights, title, and interest, including any copyright, patent rights, and all other intellectual property rights, shall belong exclusively to the Employer (the “Work Product”). Without limiting the foregoing, the Employer shall have all right, title, and interest in the Work Product, including the exclusive right to obtain and hold in its own name copyrights, registrations, and other appropriate statutory protections and Employee shall not have or receive any rights of any kind therein. Employee agrees to cooperate with the Employer (at the Employer’s expense) to obtain any further assignments, copyrights, patents, and such other statutory protections as may be available under law. For the avoidance of doubt, the Employer acknowledges that certain of the Employee’s work may involve working with or developing Open Source Software, which shall not form part of the Work Product; however, any platform

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of the Employer that utilises such Open Source Software shall remain be considered Work Product and remain the property of the Employer.
(12)
Ancillary activities. During employment with the Employer, the Employee shall devote substantially all of the Employee’s business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, or occupation which would materially interfere with the performance of such services without the prior written consent of the Employer.
(13)
Non-Competition.
(a)
The Employee agrees that during Employee’s employment and for a period of six (6) months following the date of termination of this Agreement (or any other engagement by the Employer or its affiliates) (“Termination Date”), Employee shall not, directly or indirectly, for or with a business that competes with, or may reasonably be consider to be a competitor of, the business of the Employer and any of its affiliates (including operations or material assets in the HPC sector) (“Competitors”), engage in any activity (as employee, owner, consultant, partner, or in any other capacity) that is the same as or similar to the business of the Employer and its affiliated enterprises in Europe and the United Kingdom.
(14)
Non-Solicitation.
(a)
The Employee agrees that during Employee’s employment and for a period of six (6) months following the Termination Date, to the fullest extent permitted by law, Employee will not, directly or indirectly solicit, induce or encourage any customer, prospective customer, supplier or prospective supplier with whom Employer or any affiliated enterprise had business contact in the one (1) year period preceding the Termination Date, for the purposes of providing services or transacting with the party in a manner that is the same as or materially similar to those provided by the business of the Employer and/or its affiliated enterprises.
(b)
The Employee agrees that during Employee’s employment and for a period of six months following the Termination Date, to the fullest extent permitted by law, Employee will not (either directly or indirectly) solicit, recruit, or encourage any employees or independent contractors of the Employer or any enterprise affiliated with Employer (or any employee or independent contractor who has terminated their relationship with the Employer or such affiliated enterprise within the six (6) months prior to the date of the action prohibited hereunder) that Employee had knowledge of or contact with due to Employee’s Position or access to Confidential Company Information during the twelve (12) months immediately prior to the Termination Date, to provide to a Competitor the same or substantially similar services they provided to the Employer.
(15)
Reasonableness of restraints and Penalty clause.
(a)
The Employee acknowledges that the Employer enters this Agreement, makes payment of the Salary and provides the Employee with access to Company Property and the Confidential Company Information in reliance on, and in consideration for, amongst other things, the restrictive covenants set out in the articles 10, 11, 12, 13 and 14. In the Employee’s Position, the Employee's work may involve, amongst other things, (i) contact with the Employee’s other employees, contracts, agents, customers and suppliers, (ii) policy-making, strategic work, development and planning for key products or service offerings of the Employer and/or review and preparation of various financial, accounting and tax materials, (iii) work with certain systems that are by their nature Confidential Company Information and of material market value to the Employer. The Employee will, by performing the Position, have relevant knowledge and confidential information that is highly valuable to a Competitor. For example, Employee may have an understanding of any one or more of the following: (i) quotations/margins/purchasing prices

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of key assets of the Employer or other budgeting and financial matters, (ii) marketing/sales strategies, (iii) customer database and/or customer knowledge, (iv) suppliers, (v) components of certain products or services offered by the Employer, (vi) due diligence report(s) and/or prospective material transactions of the Employer, (vii) knowledge of systems, (viii) contract terms, (ix) new products/services to be developed and (x) market research or other strategic market inquiries.
(b)
The Employee expressly warrants and represents that the Company Confidential Information (including any Trade Secrets) that Employer has agreed to provide Employee give rise to the Employer’s interest in restraining Employee from competing with the Employer and its affiliated enterprises or soliciting its customers, prospective customers, and employees; that the above restrictions against competition and solicitation are designed to enforce such consideration; and that these restrictions with respect to time, scope of activity, and geographic territory are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer. The Employee also warrants and represents that employment opportunities outside the scope of the restrictions exist and remain available to Employee, and that Employee’s skill sets are transferable to other industries and businesses not in competition with Employer.
(c)
In the event of violation of one or more of the articles 10, 11, 12, 13 and 14 without the prior written consent of the Employer, the Employee incurs a penalty of € 10,000 per breach, which is immediately due and payable, increased by € 500 for each day that this breach continues (or such other lesser amount agreed by the Employer), without prejudice to the Employer's other rights under the law or this Agreement, such as the right of the Employer to demand compliance with the breached provisions or to demand a ban and to claim damages instead of a penalty.
(16)
Non-Disparagement. The Employee agrees that during his/her employment and at all times thereafter, the Employee shall not disparage the reputation of the Employer or any of its affiliates, its products or services, or any of its officers, directors, employees, or representatives.
(17)
Miscellaneous.
(a)
Amendments. The Employer is authorized to unilaterally amend the provisions of this agreement if the Employer has such a substantial interest in doing so that the Employee's interests must reasonably give way. Any amendment to this Agreement shall be notified in writing to the Employee.
(b)
Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted.
(c)
Waiver. The failure or delay by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party’s right to insist upon strict compliance with the provisions hereof.
(d)
Further Assurances. The parties shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

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(e)
Agreement. This Agreement replaces all previous agreements between the Parties.
(f)
Assignment. The Employee may not assign, transfer, or convey this Agreement, in whole or in part, except with the prior written consent of the Employer.
(g)
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. Each party consents to the jurisdiction of the courts of the Netherlands, in connection with any claim or dispute arising under or in connection with this Agreement.
(h)
Counterparts; Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYER:

NSCALE OPERATIONS B.V.

By:	/s/ Josh Payne
	Name:	Josh Payne
	Title:	CEO

Address For Notices:

Kabelweg 57, 1014BA Amsterdam,

Netherlands

Email: Anton Avedissian <a.avedissian@ploum.nl> and Daniël van Gerven <d.vangerven@ploum.nl>

Copied to: Phoebe Gahan <phoebee@nscale.com>

EMPLOYEE:

/s/ Ron Huisman
Ron Huisman

Address For Notices:

Noolseweg 9

1251 gn, Laren, The Netherlands

Email: rst74huisman@gmail.com

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Exhibit A – Terms of Employment

Item 1	Job Title:	Chief Financial Officer, Nscale Group
Item 2	Responsibilities:

The Employee’s role and responsibilities shall include those commensurate with the position of Chief Financial Officer of companies similar to that of the Employer and such other duties, responsibilities and authority as may be reasonably delegated by the Board and the Chief Executive Officer (“CEO”) of the Employer from time to time. The Employee shall be subject to the direction and supervision of the Board, the CEO, and their respective delegates from time to time.

Item 3	Place of Work:

The Employee shall perform its Position remotely in Amsterdam, Netherlands (or from another location approved by the Employer) or such other place(s) mutually agreed between the Employer and the Employee from time to time in order to meet the needs of the Employer. The Employee, at the Employer’s expense, may be required to travel on business to such other locations reasonably directed by the Employer.

Item 4	Salary:

€365,000 per annum (exclusive of any minimum mandatory statutory contributions for employer pension and/or any national employer insurance scheme in the Place of Work, and otherwise inclusive of all taxation or other mandatory payroll deductions, as applicable), paid in equal monthly, or such other periodic instalments (as agreed by the Employer from time to time) to the bank account nominated in writing by the Employee on or about the last business day of each period.

The Employee’s salary shall be reviewed on an annual basis by the Board, and the Board may, but shall not be required to, increase the base salary during the course of employment.

Item 5	ESOP Offer terms:

In addition to the Salary, subject to the Employee’s continuous service with the Employer or one of its affiliates, the Employee will be eligible to receive an additional award in the form of options to acquire shares (“Options”) in the Employer’s holding company, Nscale Global Holdings Limited, a company incorporated under the laws of England and Wales or any other entity designated as a holding company (or owning directly or indirectly substantially all of the assets) of the Employer’s corporate group from time to time (“Holding Company”).

Such Options shall be granted subject to the discretion of the Board, and in accordance with the terms of the share options and incentives plan implemented by the Holding Company on 11 July 2024 (as amended or replaced from time to time), as follows:

(i)
on the Effective Date, the Employee shall receive an aggregate value of Options equal to US$4 million priced at the completed Series A fundraising valuing the Company’s equity at US$500,000,000 pre-money, with the first US$1million of Options with an exercise price of US$0.01 per Option; and US$3 million with an exercise price of US$170.74 per Option
(ii)
from 1 January 2025 and on each anniversary of 1 January thereafter, the Employee shall receive Options. The aggregate value of the Options per year shall be 50% of the Salary, and shall be priced at the Holding Company’s then current market value (on a pre-money valuation basis) with exercise price per Option equivalent to the then current price per share in the Holding Company, to be reasonably determined by the Board or an independent valuer, at the Board’s discretion.

Each grant of Options shall vest in 4 equal instalments as follows:

(i)
25% of such Options shall vest on the 6-month anniversary of the date of grant;
(ii)
25% of such Options shall vest on the 12-month anniversary of the date of grant;
(iii)
25% of such Options shall vest on the 18-month anniversary of the date of grant; and
(iv)
25% of such Options shall vest on the 24-month anniversary of the date of grant.

Item 6	Bonus:

Subject to the Employee’s:

(i)
continuous service with the Employer (or any of its affiliates); and
(ii)
satisfactory achievement of certain key milestones mutually agreed in advance between the Employer and the Employee,

the Employee may receive an annual bonus payment in the amount of 50% of the Salary. Such bonus not to be unreasonably withheld or delayed and shall be payable to the Employee within 30 days of each anniversary of 1 January (pro-rated for any partial years of service). Any bonus payments shall not be pensionable.

For 2024 the Employee is eligible for 6 months prorated Bonus, assuming the Employee will partially make himself available during the month of July 2024.

No bonus shall be payable during any period for which the Employee:

(i)
is serving any notice period (for resignation or termination of this Agreement howsoever arising) or period of suspension; or
(ii)
ceases his duties under this Agreement for any reason.